                                                                  Exhibit 21.1

                        SUBSIDIARIES OF THE REGISTRANT

                         JURISDICTION
NAME                    OF ORGANIZATION         PARENT                  LINE OF BUSINESS
----                    ---------------         ------                  ----------------
America West                                    America West
Airlines, Inc.          Delaware                Holdings Corporation    Airline

                                                America West
The Leisure Company     Delaware                Holdings Corporation    Travel

                                                America West
AWHQ LLC                Arizona                 Holdings Corporation    Administrative

National Leisure
Group Inc.              Delaware                The Leisure Company     Travel

TVS LLC                 Arizona                 The Leisure Company     Travel